Exhibit 99.1

Atea Pharmaceuticals to Highlight 2026 Strategic Priorities at the 44th Annual J.P. Morgan Healthcare Conference

Phase 3 Topline Results for Potential Best-in-Class Regimen for Treatment of HCV on Track for 2026

Topline Results from North American Phase 3 C-BEYOND Trial Expected Mid-2026; Results from C-FORWARD Trial Outside North America Expected Year-End 2026

C-BEYOND and C-FORWARD Are the First Global Phase 3 Head-to-Head Trials of Direct-Acting Antivirals for Treatment of HCV

Initiation of HEV Phase 1 Clinical Program for Product Candidate AT-587 Anticipated Mid-2026

BOSTON, Mass., January 8, 2026 – Atea Pharmaceuticals, Inc. (Nasdaq: AVIR) (Atea or Company), a clinical-stage biopharmaceutical company engaged in the discovery and development of oral antiviral therapeutics for serious viral diseases, will present the Company’s strategic priorities for 2026 at the 44th Annual J.P. Morgan Healthcare Conference, taking place January 12-15 in San Francisco. Atea ended 2025 in a strong financial position with cash and investments in the amount of $301.8 million at December 31, 2025, providing a cash runway that is expected to extend through 2027.

During the presentation, Atea will provide an update on the progress of its global Phase 3 program evaluating the potential best-in-class regimen of bemnifosbuvir (BEM) and ruzasvir (RZR) for the treatment of Hepatitis C virus (HCV). The Company will also detail challenges with current HCV therapeutics and the potential of Atea’s regimen to meaningfully address them. In addition, the Company will discuss opportunities to expand HCV treatment through further adoption of the test-and-treat model of care, which reduces treatment barriers through rapid diagnosis and immediate initiation of treatment following a positive HCV test result.

Additionally, Atea will provide an update on its Hepatitis E virus (HEV) program, including the selection of AT-587 as the lead product candidate, and review new in vitro and in vivo nonclinical study results.

“Across our antiviral pipeline, we continue to execute with discipline and urgency and are on track for the first Phase 3 HCV topline results in mid-2026,” said Jean-Pierre Sommadossi, PhD, Chief Executive Officer and Founder of Atea. “Our regimen of bemnifosbuvir and ruzasvir has a potential best-in-class profile that is both aligned to the needs of the current HCV patient population and well suited for the expanding test-and-treat model of care. This includes high efficacy, short treatment duration, low risk of drug-drug interactions and convenience with no food effect, which clinicians have been clear is necessary to increase cure rates and advance the global eradication of HCV.”

“In parallel, we’re excited to progress AT-587, a new, proprietary antiviral product candidate, for the treatment of HEV, a condition with growing infection rates among vulnerable patient populations and no currently available approved therapies,” added Dr. Sommadossi. “Atea was founded on a deep commitment to develop direct-acting antiviral therapies that address unmet needs or advance the standard of care for patients affected by serious viral diseases. This new program, for which we anticipate initiating a Phase 1 study mid-year, represents an important opportunity to offer immunocompromised and other high-risk patients a treatment option for HEV.”

Potential Best-in-Class Regimen for Treatment of HCV – Advancing Global Phase 3 Program Toward Topline Results

Atea continues to advance its global Phase 3 program evaluating the fixed-dose combination (FDC) of BEM, a nucleotide analog HCV NS5B polymerase inhibitor, and RZR, an HCV NS5A inhibitor, for the treatment of chronic HCV.

The global Phase 3 program consists of two open-label studies: C-BEYOND in North America and C-FORWARD outside North America. C-BEYOND is fully enrolled with over 880 patients, with topline results expected mid-2026. C-FORWARD enrollment is expected to complete mid-2026, with topline results anticipated around year-end 2026.

The primary endpoint for each trial is HCV RNA < lower limit of quantitation (LLOQ) at 24 weeks from the start of treatment and encompasses sustained virologic response 12 weeks post-treatment (SVR12) in each arm. Measurement at 24 weeks from the start of treatment is to ensure the primary endpoint measurement occurs at the same relative timepoint from the start of treatment in all patients. The primary endpoint will be assessed in the modified intent-to-treat population in C-BEYOND and the per-protocol population in C-FORWARD.

Results Presented at EASL and AASLD Support Best-in-Class Potential of Regimen

Results presented at both the European Association for the Study of the Liver (EASL) Congress 2025 and The Liver Meeting® 2025, the Annual Meeting of American Association for the Study of Liver Diseases (AASLD), support the potential best-in-class profile of the BEM/RZR regimen:

•	In the Company’s Phase 2 study (n=275), the 8-week regimen of BEM/RZR achieved 98% SVR12 in the per-protocol, treatment-adherent population and 95% SVR12 in the efficacy-evaluable population.

•	Resistance analyses demonstrated a high barrier to resistance, with no meaningful impact of baseline resistance associated substitutions on antiviral activity or clinical response.

•	Phase 1 studies showed the commercial FDC had high relative bioavailability and can be administered with or without food or with H2-blockers (famotidine).

•

Drug-drug interaction (DDI) studies indicated a low risk of clinically meaningful DDIs, including no interaction between bemnifosbuvir and ruzasvir and a standard human immunodeficiency virus (HIV) treatment, supporting the potential use of BEM/RZR in HCV patients co-infected with HIV. Data also demonstrated no need for dose adjustment of bemnifosbuvir in participants with hepatic or renal impairment.

Collectively, these results further the best-in-class potential of BEM/RZR as a short-duration, pan-genotypic, high-efficacy regimen suitable for all HCV patients, including those with comorbidities and complex medication regimens — a critical differentiator in the current treatment landscape.

Physician Survey Reinforces Need for a New, Best-in-Class Treatment Option for HCV

Independent quantitative market research conducted for the Company by IQVIA affirmed strong provider interest in an HCV treatment with the profile of the BEM/RZR regimen.

In a survey of healthcare providers who treat HCV patients, the research results revealed that these providers are seeking a new treatment option offering high efficacy, a short treatment duration and a low risk of DDIs to address the needs of the current HCV patient population, as up to 80 percent of patients take multiple medications to manage comorbidities and coinfections. The healthcare providers surveyed are among the 153 top prescribers of direct-acting antivirals (DAAs) in the US, including 86 gastroenterologist/hepatologists, 34 infectious disease specialists and 33 internal medicine specialists.

These market insights align directly with the attributes demonstrated by the regimen of BEM/RZR and validate its potential to address key unmet needs in the global HCV market, which is estimated at approximately $3 billion in net sales annually, of which approximately $1.5 billion is attributed to the US.

New Pipeline Expansion into HEV to Address Unmet Clinical Need

In Q4 2025, Atea announced a new development program targeting HEV, for which no approved DAA therapies currently exist. Leveraging Atea’s proprietary nucleos(t)ide prodrug platform and drug discovery expertise, Atea has selected as the lead product candidate AT-587, a nucleotide analog. AT-587 has demonstrated potent nanomolar antiviral activity against HEV in vitro. In in vivo single-dose nonclinical pharmacokinetic studies, AT-587 achieved high plasma concentrations of the surrogate of the active intracellular triphosphate metabolite across all species, including rats and monkeys. In vitro toxicology, pharmacology and DMPK data present a favorable preclinical profile for AT-587. Additional first-in-human enabling studies are ongoing and Atea anticipates initiating a Phase 1 study in mid-2026.

If successful, the HEV program could address a substantial unmet medical need for immunocompromised patients and other high-risk populations and represent a meaningful expansion of Atea’s antiviral franchise. Atea currently estimates a potential US and EU commercial market opportunity in the amount of $750 million to $1 billion.

Strategic Outlook & Pipeline Diversification

Atea remains dedicated to disciplined execution and judicious deployment of resources to maximize clinical and commercial potential. With HCV as its lead development pillar, now in global Phase 3 development, and HEV as a strategically important expansion of the Company’s antiviral pipeline, Atea aims to build a diversified antiviral portfolio to meet critical unmet medical needs. As the Company approaches key inflection points in 2026, including two topline Phase 3 readouts for HCV and a first-in-human study for HEV, Atea will continue to evaluate potential strategic transactions and global commercialization options to maximize reach and impact.

About HCV

HCV is a blood-borne, positive-sense, single-stranded (ss) RNA virus that primarily infects liver cells. HCV is a leading cause of chronic liver disease and liver transplants, spreading via blood transfusion, hemodialysis and needle sticks, with approximately 240,000 deaths occurring each year. Despite the availability of DAAs, HCV continues to be a significant global healthcare issue. An estimated 50 million people worldwide are chronically infected with HCV and there are approximately one million new infections each year. In the US, between 2.4 and 4.0 million people are estimated to have HCV with annual new infections outpacing treatment rates. HCV infections in the US predominate in patients in the age group between 20-49 years old, and it is estimated that less than 10% of HCV-infected patients in the US have cirrhosis. Chronic HCV infection is the leading cause of liver cancer in the US, Europe and Japan.

About HEV

HEV is a positive-sense, single-stranded RNA virus that primarily infects liver cells. Transmitted via the fecal-oral route, waterborne transmission of HEV (GT-1 and GT-2) causes acute epidemics in developing countries, while foodborne transmission (GT-3 and GT-4) causes chronic infection in immunocompromised people in developed countries. There are an estimated 20 million HEV infections annually, resulting in an estimated 3 million symptomatic cases and an estimated 70,000 HEV-related deaths. While the virus is self-limiting in certain patient populations, other patient populations, particularly those with compromised immunity, including solid organ transplant recipients, hematopoietic stem cell transplant (HSCT) recipients, patients with hematologic malignancies, and patients with pre-existing liver disease, are at risk of rapid progression to cirrhosis. Despite the growing number of patients in high-risk populations in the US and EU, there is currently no approved antiviral therapy available for the treatment of HEV, and the treatment currently used is indicated for other viruses and poses challenges including adverse events and limited HEV efficacy. Atea’s initial HEV clinical efforts will focus on developing a product candidate for the treatment of immunocompromised patients with HEV GT-3 and GT-4 infections.

About Atea Pharmaceuticals

Atea is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral antiviral therapies to address the unmet medical needs of patients with serious viral infections. Leveraging Atea’s deep understanding of antiviral drug development, nucleos(t)ide chemistry, biology, biochemistry and virology, Atea has built a proprietary nucleos(t)ide prodrug platform to develop novel product candidates to treat single stranded ribonucleic acid, or ssRNA, viruses, which are a prevalent cause of serious viral diseases. Atea plans to continue to build its pipeline of antiviral product candidates by augmenting its nucleos(t)ide platform with other classes of antivirals that may be used in combination with its nucleos(t)ide product candidates. Atea’s Phase 3 program is the regimen of bemnifosbuvir, a nucleotide analog polymerase inhibitor, and ruzasvir, an NS5A inhibitor, to treat HCV. Atea anticipates advancing AT-587, a nucleotide analog, into Phase 1 for the treatment of HEV. For more information, please visit www.ateapharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to statements regarding the potential best-in-class profile of the bemnifosbuvir/ruzasvir regimen for the treatment of HCV, the potential opportunity to advance efforts to eradicate HCV, the potential to develop a product for the treatment of HEV, anticipated milestone events and timelines for clinical trials including the timeline for readout of the HCV Phase 3 clinical trials results and initiation of the HEV Phase 1 study, future results of operations and financial position including the cash runway, business strategy and outcomes of evaluation of strategic transaction and global commercialization options. When used herein, words including “expected,” “should,” “anticipated,” “believe,” “will,” “plans”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Atea’s current expectations and various assumptions. Atea believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Atea may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, uncertainties inherent in the drug discovery and development process and the regulatory submission or approval process, unexpected or unfavorable safety or efficacy data or results observed during clinical trials or in data readouts; delays in or disruptions to clinical trials or our business; our reliance on third parties over which we may not always have full control; our ability to manufacture sufficient commercial product; competition from approved treatments for HCV; the timeline for the completion of the strategic alternatives review process is unknown and there can be no assurance that the process will result in any particular outcome; dependence on the success of Atea’s most advanced product candidates, in particular the bemnifosbuvir/ruzasvir regimen for the treatment of HCV; as well as the other important factors discussed under the caption “Risk Factors” in Atea’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Atea may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing Atea’s views as of any date subsequent to the date of this press release.

Contacts

Jonae Barnes

SVP, Investor Relations and Corporate Communications

617-818-2985

Barnes.jonae@ateapharma.com

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com